UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14C INFORMATION

(Rule 14c-101)

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

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FBR CAPITAL MARKETS CORPORATION
(Name of Registrant as Specified in its Charter)

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FBR CAPITAL MARKETS CORPORATION

1001 Nineteenth Street North

Arlington, Virginia 22209

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held on December 12, 2007

NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of FBR Capital Markets Corporation (the “Company”) will be held at the Hotel Palomar, 1121 Nineteenth Street North, Arlington, Virginia 22209, on Wednesday, December 12, 2007, at 11:00 a.m., local time, for the following purposes:

1.	To approve an amendment to the FBR Capital Markets Corporation 2006 Long-Term Incentive Plan to increase by 16,500,000 shares the maximum number of shares authorized for issuance thereunder; and

2.	To approve the FBR Capital Markets Corporation 2007 Employee Stock Purchase Plan.

The record date for the determination of shareholders entitled to notice of and to vote at the special meeting is Tuesday, November 13, 2007. Accordingly, only shareholders of record as of the close of business on that date will be entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof. You are cordially invited to attend the special meeting of shareholders. However, the Company has been informed that FBR TRS Holdings, Inc., a wholly-owned subsidiary of Friedman, Billings, Ramsey Group, Inc. and the Company’s majority shareholder, and Crestview Partners, a New York-based private equity firm, which collectively held 38,505,862 shares of the Company’s common stock as of the record date (representing approximately 58.5% of the Company’s outstanding shares of common stock), intend to vote in favor of both proposals. As a result, the Company does not require your vote to effect the actions described above.

No action is required by you. The accompanying information statement is being furnished to you for informational purposes only pursuant to Rule 14c-2 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

By Order of the Board of Directors,

WILLIAM J. GINIVAN
Executive Vice President and General Counsel

Arlington, Virginia

November 20, 2007

FBR CAPITAL MARKETS CORPORATION

1001 Nineteenth Street North

Arlington, Virginia 22209

INFORMATION STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS

To Be Held on December 12, 2007

This information statement is furnished by the Board of Directors (the “Board of Directors”) of FBR Capital Markets Corporation (“FBR Capital Markets” or the “Company”) to the shareholders of the Company in connection with a special meeting of shareholders, which will be held at the Hotel Palomar, 1121 Nineteenth Street North, Arlington, Virginia 22209, on Wednesday, December 12, 2007, at 11:00 a.m., local time (the “special meeting”).

The date established by the Board of Directors under Virginia law for determining shareholders entitled to receive notice of and to vote at the special meeting is the close of business on Tuesday, November 13, 2007 (the “record date”).

The matters scheduled to come before the special meeting are: (1) a proposal to approve an amendment to the FBR Capital Markets Corporation 2006 Long-Term Incentive Plan (the “LTIP”) to increase by 16,500,000 shares the maximum number of shares authorized for issuance thereunder from 5,569,985 to 22,069,985 shares; and (2) a proposal to approve the FBR Capital Markets Corporation 2007 Employee Stock Purchase Plan (the “Purchase Plan”). The Board of Directors is not aware of any other matters that are expected to come before the special meeting.

As of the record date, FBR TRS Holdings, Inc. (“FBR TRS Holdings”), a wholly-owned subsidiary of Friedman, Billings, Ramsey Group, Inc. (“FBR Group”) (NYSE: FBR) and the Company’s majority shareholder, and Crestview Partners, a New York-based private equity firm (“Crestview”), collectively held 38,505,862 shares of the Company’s common stock (representing approximately 58.5% of the Company’s outstanding shares of common stock). The Company has been informed that FBR TRS Holdings and Crestview intend to vote all of their shares at the special meeting in favor of the proposals scheduled to come before the special meeting. Accordingly, these actions are expected to be approved at the special meeting, and no further shareholder approval is sought.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This information statement is being furnished for informational purposes only pursuant to Rule 14c-2 promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company will bear all costs of the preparation and dissemination of this information statement. The Company intends to commence distribution of this information statement, together with the notice of special meeting, on or about November 20, 2007.

Under the Company’s bylaws, in order for the special meeting to be conducted, a majority of the outstanding shares of the Company’s common stock as of the record date must be represented in person at the special meeting. This is referred to as a quorum.

As of the record date, there were outstanding 65,850,204 shares of the Company’s common stock. Each outstanding share of the Company’s common stock as of the record date is entitled to one vote at the special meeting. However, certain holders of 2,144,466 outstanding restricted shares of the Company’s common stock who are employees of the Company or its affiliates have agreed not to vote these shares until certain contractual restrictions with respect to such shares lapse. Although these shares will not be voted, these shares will be counted for purposes of determining the presence of a quorum at the special meeting. The Company is not asking you for a proxy and you are requested not to send the Company a proxy. For each proposal scheduled to come before the special meeting, a shareholder may vote in person at the special meeting in favor of the proposal, against the proposal or abstain from voting.

If a quorum is present at the special meeting, approval of the proposed amendment to the LTIP to increase by 16,500,000 shares the maximum number of shares authorized for issuance thereunder requires the affirmative vote of a majority of the total votes cast on the proposal. In tabulating the number of votes cast, abstentions are not considered votes cast and will not be counted for or against the proposal.

If a quorum is present at the special meeting, approval of the Purchase Plan requires that the votes cast in favor of the proposal exceed the votes cast in opposition to the proposal. In tabulating the number of votes cast, abstentions are not considered votes cast and will not be counted for or against the proposal.

APPROVAL OF AMENDMENT TO 2006 LONG-TERM INCENTIVE PLAN

Description of the Amendment

Shareholders are being asked to approve an amendment to the LTIP that, if approved, will increase by 16,500,000 shares the maximum number of shares authorized for issuance under the LTIP from 5,569,985 to 22,069,985 shares. The Company currently expects to offset dilution to shareholders resulting from the issuance of additional shares under the LTIP through repurchases of common stock authorized by the Board of Directors. Pursuant to the authorization of the Board of Directors, the Company repurchased 1,000,000 shares of common stock during the quarter ended September 30, 2007. In October 2007, the Board of Directors authorized the repurchase of an additional 5,000,000 shares from time to time.

As previously disclosed in the Company’s prospectus, dated June 7, 2007, in connection with the initial public offering of the Company’s common stock (the “IPO Prospectus”) and other documents filed by the Company with the Commission, the Board of Directors reviewed management’s recommendation for awards under the LTIP in May 2007, prior to completion of the Company’s initial public offering. The Board of Directors also reviewed a comparison of competitor firms’ equity-based compensation practices and concluded that additional shares of common stock were needed under the LTIP to provide appropriate incentives to present and future employees. Specifically, the Board of Directors found that an increase in the maximum number of shares available for issuance under the LTIP would enable the Company, among other things, to continue to use restricted common stock as a deferred portion of regular bonus compensation earned by key employees, create retention incentives for key employees and to better align the interests of key employees with the interests of shareholders. On May 17, 2007, the Board of Directors adopted an amendment to the LTIP, subject to shareholder approval, to increase the maximum number of shares of common stock authorized for issuance under the LTIP by 1,500,000 shares.

The IPO Prospectus disclosed that (1) the Compensation Committee authorized the Company’s management team to begin work with an independent compensation consultant to be chosen by the Compensation Committee on a total rewards study to provide a recommendation for additional equity incentive awards for the future and (2) it was possible that the Compensation Committee and the Board of Directors could adopt an additional amendment to the LTIP to increase further the number of shares that are available for award under the LTIP. The Compensation Committee engaged Towers Perrin, an independent compensation consultant, to conduct a total rewards study to provide a review of the competitiveness of the Company’s compensation programs and provide advice with respect to the Company’s executive compensation and policies, including equity incentive awards. Based on the results of the total rewards study, the Board of Directors adopted a second amendment to the LTIP on November 8, 2007, subject to shareholder approval, to increase further the maximum number of shares of common stock authorized for issuance under the LTIP by an additional 15,000,000 shares.

The two amendments adopted by the Board of Directors have been combined into a single amendment and presented to shareholders for approval at the special meeting. The proposed amendment to the LTIP in the form adopted by the Board of Directors, subject to shareholder approval, is attached as Appendix A to this information statement. The full text of the original LTIP has been filed with the Commission. If the proposed amendment is approved by shareholders, the maximum number of shares authorized for issuance under the LTIP will be increased by an aggregate of 16,500,000 additional shares from 5,569,985 shares to 22,069,985 shares.

The Board of Directors believes that the LTIP enables selected employees, directors, consultants and advisors of the Company and its affiliates to acquire a proprietary interest in the Company’s growth and performance. The Board of Directors also believes that stock-based incentives granted under the LTIP, including the continued use of restricted common stock as a deferred portion of regular bonus compensation earned by key employees, provide a strong incentive to contribute to the Company’s future success and prosperity, thus enhancing the value of the Company for the benefit of its shareholders. The Company anticipates that a significant portion of the shares subject to the proposed amendment will be used to pay in restricted stock rather than cash a deferred portion of the earned bonus compensation for certain employees, as well as the named executive officers. In addition, the Board of Directors believes that the LTIP will enable the Company to continue to attract and retain individuals of exceptional talent upon whom the Company’s sustained progress, growth and profitability largely depend.

A portion of the shares subject to the proposed amendment was awarded by the Company prior to the date of this information statement. As previously disclosed in the IPO Prospectus, the Company made a one-time award of an aggregate of 1,460,740 shares of restricted stock to participants in the Plan in connection with the completion of the Company’s initial public offering in June 2007. Messrs. Billings, Harrington, Hendrix, Ginivan and Tonkel, the Company’s named executive officers, did not receive any of these restricted stock awards. The Company anticipates that, subject to the discretion of the Compensation Committee and the terms and conditions of the LTIP, equity-based grants or awards may be made to named executive officers and other employees from the additional shares to be authorized under the proposed amendment in 2008 and subsequent years.

Description of the LTIP

The more significant features of the LTIP are summarized below. The summary description is qualified in entirety by the reference to the full text of the original LTIP, which has been filed with the Commission. Except for the proposed amendment described above under “Description of Amendment,” shareholders are not being asked to approve any other amendments to the LTIP.

Shares Subject to Plan. Currently, a maximum of 5,569,985 shares of common stock are authorized for issuance under the LTIP. As of November 13, 2007, 360,406 of those shares were available for awards under the LTIP. If the proposed amendment is approved by shareholders, the maximum number of shares of common stock that may be issued under the LTIP will be increased by 16,500,000 shares from 5,569,985 to 22,069,985 shares.

If an award expires or is canceled, terminated, forfeited or otherwise settled without the issuance of shares subject to such award, those shares will be available for future grants under the LTIP. Shares that are delivered to the Company, either actually or by attestation, in payment of the exercise price for any option granted under the LTIP, or any shares that are delivered or withheld to satisfy tax withholding obligations arising from awards under the LTIP, will also be available for future grants under the LTIP. In addition, shares which the Company may reacquire on the open market using cash proceeds from the exercise of options granted under the LTIP will also be available for future grants under the LTIP.

The Company may grant awards in substitution for awards made by a company which it acquires or with which it combines. Such substitute awards shall not reduce the shares authorized for issuance under the LTIP or authorized for grant to a participant in any calendar year. In the event that a company which the Company acquires or with which the Company combines has shares available under a pre-existing plan, those shares may be used for awards under the LTIP and will not reduce the shares that may otherwise be delivered under the LTIP, provided such awards are made only to individuals who were eligible for awards under the pre-existing plan.

In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the shares eligible under the LTIP, the administrator must adjust the number of shares that may be issued in the future and the number and kind of shares and the price and other terms of all outstanding grants made before the event; provided, however, that the number of shares subject to any award shall always be a whole number. The manner in which such adjustments are made will be determined by the administrator in its discretion.

Administration and Eligibility. Administration of the LTIP is carried out by the Compensation Committee of the Board of Directors. The Compensation Committee may delegate its authority under the LTIP to a committee of one or more directors, one or more officers or a committee of officers, but it may not delegate its authority with respect to awards to individuals subject to Section 16 of the Exchange Act. The term “Committee” in this summary description means the Compensation Committee of the Board of Directors and its delegate.

The Committee has the authority to select individuals to whom awards are granted, to determine the types of awards and the number of shares covered, and to set the terms, conditions, and provisions of such awards and to cancel or suspend such awards. The Committee is authorized to interpret the LTIP and to establish, amend, and rescind any rules and regulations relating to the LTIP, and to make all other determinations which may be necessary or advisable for the administration of the LTIP.

The Committee may grant the following types of awards under the LTIP: options, stock appreciation rights, or SARs, restricted stock, performance awards, and/or other stock-based awards. Each of these awards may be granted alone or together with other awards under the LTIP and/or cash awards outside the LTIP.

Directors, officers and employees of the Company and its affiliates are eligible to participate in the LTIP. In addition, consultants, advisors and independent contractors who provide bona fide services to the Company are also eligible to participate.

Stock Options. The Committee may grant incentive stock options and non-qualified stock options under the LTIP. The exercise price of an option granted under the LTIP will not be less than 100% of the fair market value of the shares subject to the option on the date of the grant as defined in the LTIP. Options will be exercisable at the time or times and subject to the terms and conditions determined by the Committee, provided that, except in certain circumstances related to a change of control (as defined in the LTIP) or related to a participant’s death or disability, an option may not be exercised before the expiration of one year from the date of grant nor more than ten years after the date of grant. A participant exercising an option may pay the exercise price in cash, in previously acquired shares (either actually or by attestation) or by delivery of other consideration having a fair market value on the exercise date equal to the total purchase price of the shares, or by any combination of the foregoing, as the Committee may specify in the applicable award agreement. The Company may not reprice any option grant, including the cancellation of an existing grant followed by a replacement grant of a lower-priced option or another type of award, without the express approval of shareholders.

The LTIP contains provisions, which apply unless otherwise determined by the Committee, regarding the vesting and post-termination exercisability of options held by an individual whose employment with the Company terminates by reason of death, disability, retirement, for cause or otherwise.

For more information regarding stock options granted under the LTIP to the Company’s directors and executive officers, see “Compensation of Directors and Executive Officers.”

Stock Appreciation Rights. The Committee may grant a stock appreciation right, or SAR, under the LTIP. A tandem SAR (i.e., an SAR granted in conjunction with an option) will terminate and will no longer be exercisable upon the termination or exercise of the related option. Such tandem SAR may be exercised by a participant at the time or times and to the extent the related option is exercisable by surrendering the applicable portion of the related option in accordance with procedures established by the Committee. Upon exercise, a tandem SAR will permit the participant to receive cash, shares, or a combination thereof, as determined by the Committee. The amount of cash or the value of the shares is equal to the excess of the fair market value of a share on the date of exercise over the grant price of the SAR on the date of grant (provided that the grant price shall not be less than the fair market value of the share on the date of grant), multiplied by the number of shares with respect to which the tandem SAR is exercised.

A freestanding SAR (i.e., an SAR granted independent of an option) may not have a term greater than ten years. The grant price shall not be less than the fair market value of the share on the date of grant and may not be repriced without shareholder approval. The Committee may determine exercisability restrictions on freestanding SARs at the time of grant. Upon exercise, a freestanding SAR permits the holder to receive cash, shares, or a combination thereof, as determined by the Committee. The amount of cash or the value of the shares payable in settlement of the SAR is equal to the excess of the fair market value of a share on the date of exercise over the exercise price, multiplied by the number of shares with respect to which the freestanding SAR is exercised.

The LTIP contains provisions, which apply unless otherwise determined by the Committee, regarding the vesting and post-termination exercisability of SARs held by an individual whose employment with the Company terminates by reason of death, disability, retirement, for cause or otherwise.

Restricted Stock. The Committee may also award restricted stock under the LTIP. The award agreement will set forth a specified period of time, during which an award of restricted stock will remain subject to forfeiture or restrictions on transfer, or “restriction period.” Except for certain limited situations, including death, disability and change of control, the restriction period shall not be less than three years, provided that pro rata vesting will be permitted during such period. During the restriction period, the participant will generally have all the rights of a shareholder, including the right to vote the shares and the right to receive dividends, unless the Committee shall determine otherwise. Except as determined otherwise by the Committee, restricted stock will be forfeited by the participant upon termination of employment or services for cause during the restriction period.

Performance Awards. The Committee may also grant performance awards, which may be granted either alone or in addition to other awards granted under the LTIP. Performance awards may be restricted stock, performance stock and/or other stock-based awards or cash-based awards. Performance awards may be granted subject to the attainment of performance goals and the continued service of the participant for a specified time period, or the “performance period.” At the conclusion of the performance period, which may not be shorter than 12 months nor longer than five years, the Committee will evaluate the degree to which any applicable performance goals have been achieved and the performance awards earned and shall cause to be delivered the amount earned in either cash, shares, other property, or any combination thereof, in the sole discretion of the Committee, at the time of payment.

The Committee shall specify the performance goals to which any performance award shall be subject. These goals may be based on the attainment of specified levels of one or more of the following measures: revenues; revenue growth; asset growth; combined net worth; debt to equity ratio; debt to capitalization ratio; earnings before interest, taxes, depreciation and amortization; operating income; operating cash flow; pre- or after-tax net income; cash flow or free cash flow; cash flow or free cash flow per share; net earnings; earnings per share; return on equity; return on investment; return on total capital; return on capital employed; return on assets; return on revenue; economic value added (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels; improvement in or attainment of working capital levels of the Company or any affiliate, division or business unit of the Company. Such performance goals may be based solely by reference to the Company’s performance or the performance of one of its affiliates, divisions or business units, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The Committee may also exclude the impact of an event or occurrence which the Committee determines should appropriately be excluded, including: restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges; an event not directly related to the operations of the Company or not within the reasonable control of management; or a change in accounting standards required by generally accepted accounting principles. Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, to preserve tax-deductibility of compensation to covered executives.

Other Stock-Based Awards. The Committee may also grant other awards of shares and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares or securities convertible into shares either alone or in addition to other awards granted under the LTIP. Such other stock-based awards shall also be available as a form of payment in the settlement of other awards granted under the LTIP. Except for certain limited situations, such as death, disability or change of control, other stock-based awards subject solely to continued employment restrictions shall be subject to restrictions imposed by the Committee for a period of no less than three years, provided that pro rata vesting will be permitted during such period. Such minimum vesting requirements shall not be applicable to any substitute awards, grants of other stock-based awards in payment of performance awards, or grants of other stock-based awards on a deferred basis.

Individual Award Limits. No individual may be granted options or SARs covering more than 1,000,000 shares in any 36-month period; or restricted stock, performance awards and/or other stock-based awards denominated in shares covering more than 1,500,000 shares in any 36-month period. These share limits are subject to adjustment in the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the share. In addition, the maximum dollar value payable to any participant in any 12-month period with respect to awards valued with reference to property other than shares is $25 million.

Change of Control. The LTIP provides that in the event of a change of control, unless otherwise determined by the Committee: each unvested option and SAR shall become fully exercisable and vested to the full extent of the original grant; shares of restricted stock shall become free of all restrictions and limitations and become fully vested and transferable to the full extent of the original grant; all performance awards shall be considered to be earned and payable (either in full or pro rata based on the portion of the performance period that has been completed as of the date of the change of control), and any deferral or other restrictions shall lapse and such performance awards shall be immediately settled or distributed; and the restrictions and deferral limitations and other conditions applicable to any other stock-based awards or any other awards shall lapse, and such awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant.

Notwithstanding any other provision of the LTIP, in the event of a change of control, the Committee may, in its discretion, provide that each option or SAR shall be cancelled in exchange for a payment in an amount equal to the excess of the fair market value of the share (as defined in the plan) immediately prior to the change of control over the exercise price per share of such option and/or SAR.

Notwithstanding the foregoing, in the event of a change of control where the successor company assumes or provides a substitute award of equal value for an option, SAR, restricted share or other stock-based award, the accelerated vesting, cancellation and exchange of shares as described above shall not occur. Furthermore, in the event of an involuntary termination without cause or a voluntary termination for good reason of a participant’s employment with the successor company within 24 months of the change of control, each assumed or replacement award held by the participant at the time of such termination shall vest in full.

Amendments and Termination. The Company’s Board of Directors may at any time amend, alter, suspend or discontinue the LTIP as it shall deem advisable, subject to any requirement for shareholder approval imposed by applicable law, including the rules and regulations of The Nasdaq Stock Market; provided, however, that such action will not be taken without the participant’s consent, if such action would impair the rights of a participant under any outstanding award. Furthermore, no amendment may be made without the approval of the shareholders if such approval is necessary to qualify for or comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply. Notwithstanding anything to the contrary, the Board of Directors may amend the LTIP in such manner as may be necessary so as to have the LTIP conform to local rules and regulations in any jurisdiction within or outside the United States.

Federal Income Taxes. The following is a brief summary of the federal income tax rules that apply to the LTIP, based upon the Internal Revenue Code as currently in effect. These rules are highly technical and subject to change in the future. The following summary relates only to the federal income tax treatment of the awards and the state, local and foreign tax consequences may be substantially different.

Stock Options. Generally, the participant does not recognize any income at the time of grant of an incentive stock option, or ISO. The exercise of an ISO is not a taxable event, although the exercise may affect the participant’s liability under the alternative minimum tax. If the participant does not dispose of the shares during the ISO holding period (defined as one year after the ISO exercise or two years after the ISO grant date), all of the participant’s gain will be taxed as long-term capital gain. If the participant disposes of the shares before the end of the ISO holding period, all or part of his gain will be taxed as ordinary income. The amount of gain taxed as ordinary income generally is the excess of the value of the share on its exercise date over the exercise price. Any additional gain is taxed as long- or short-term capital gain, depending on whether the share was held for more than one year after the exercise date. Generally, the Company will not be entitled to a deduction on account of the grant or exercise of an ISO, but may be entitled to a deduction, equal to the amount of ordinary income recognized by the participant, on account of a disposition of a share before the end of the ISO holding period.

Generally, the participant does not recognize any taxable income at the time of grant of a non-qualified stock option, or NQSO. Upon the exercise of the NQSO, the participant will recognize ordinary income equal to the excess of the fair market value of the share acquired on the date of exercise over the exercise price. The Company will generally be entitled to a deduction equal to such ordinary income.

The participant will have a capital gain or loss upon the subsequent sale of the share acquired under a NQSO in an amount equal to the sale price less the fair market value of the share on the date of exercise. The capital gain or loss will be long- or short-term depending on whether the share was held for more than one year after the exercise date.

Stock Appreciation Rights. The participant will recognize ordinary income tax upon the exercise of an SAR equal to the excess of the fair market value of the share on the exercise date over the grant price of the SAR. The Company will generally be entitled to a corresponding deduction equal to the amount of ordinary income that the participant recognizes. Upon the sale of any shares acquired upon exercise of an SAR, the participant will recognize long- or short-term capital gain or loss, depending on whether the participant has held the stock for more than one year from the date of exercise.

Restricted Stock. A participant receiving restricted stock generally will recognize ordinary income in the amount of the fair market value of the restricted stock on the first date that the stock is no longer subject to forfeiture or is transferable, less any consideration paid for the stock. The Company will be entitled to a deduction at the same time and in the same amount. The holding period to determine whether the participant has long-term or short-term capital gain or loss on the subsequent sale of such shares generally begins when the Restriction Period expires, and the participant’s tax basis for such shares will generally equal the fair market value of such shares on such date.

Performance Awards. The participant will not recognize taxable income at the time performance awards are granted but the participant will recognize ordinary income upon the receipt of shares or cash at the end of the applicable performance period. The Company will generally be entitled to claim a corresponding deduction.

Other Stock-Based Awards. The recipient of deferred stock units or other stock-based awards will not recognize taxable income at the time of grant as long as the share associated with such awards is subject to a substantial risk of forfeiture and is nontransferable but will recognize ordinary income when the substantial risk of forfeiture expires or the shares become transferable. The Company will generally be entitled to claim a corresponding deduction.

Term. The LTIP became effective upon approval by FBR TRS Holdings on July 20, 2006, and will terminate on the tenth anniversary of such approval unless sooner terminated by the Board of Directors.

New Plan Benefits

As of the date of this information statement, the Company has not awarded or granted any of the shares subject to the proposed amendment to the LTIP to Messrs. Billings, Harrington, Hendrix, Ginivan and Tonkel, the Company’s named executive officers. The Company anticipates that, subject to the discretion of the Compensation Committee and the terms and conditions of the LTIP, equity-based grants or awards may be made to named executive officers and other employees in the future from the additional shares to be authorized under the proposed amendment.

The following table presents information known to the Company as of the date of this information statement regarding the benefits and amounts that will be received by the Company’s named executive officers, all current executive officers, all current directors who are not executive officers as a group and all employees (including all current officers who are not executive officers) as a group if the shareholders approve the proposed amendment to the LTIP.

Name and Position	Dollar Value(1)	Number of Shares of Restricted Stock(2)
Eric F. Billings, Chairman, Chief Executive Officer and Director	—	—
Kurt R. Harrington, Executive Vice President, Chief Financial Officer and Treasurer	—	—
Richard J. Hendrix, President and Chief Operating Officer and Director	—	—
William J. Ginivan, Executive Vice President and General Counsel	—	—
J. Rock Tonkel, Jr., Member of the Office of the Chief Executive	—	—
Executive Officer Group	$170,000	10,000
Non-Executive Director Group	—	—
Non-Executive Officer Employee Group	$24,083,900	1,416,700

(1)	Consists of the grant date fair value computed in accordance with FAS 123R.
(2)	Consists of 1,426,700 shares of restricted common stock subject to the proposed amendment to the LTIP which have been awarded and not forfeited by certain participants in the LTIP prior to the date of this information statement. These shares of restricted common stock are subject to forfeiture and certain other restrictions, including restrictions on transfer and restrictions on voting and the granting of proxies to third parties. These restrictions generally lapse ratably over a three-year period beginning on the first anniversary of the date of the award. As discussed above, Messrs. Billings, Harrington, Hendrix, Ginivan and Tonkel, the Company’s named executive officers, did not receive any of these restricted stock awards.

Because the Compensation Committee has complete discretion to determine equity-based grants and awards under the LTIP, it is not possible to determine the benefits and amounts, if any, that will be received or allocated to the individuals and groups in the table above with respect to an aggregate of an additional 15,073,300 shares that will be available for issuance under the LTIP if shareholders approve the proposed share authorization amendment.

Required Vote

If a quorum is present at the special meeting, approval of the proposed amendment to the LTIP to increase by 16,500,000 shares the maximum number of shares authorized for issuance thereunder requires the affirmative vote of a majority of the total votes cast on the proposal. In tabulating the number of votes cast, abstentions are not considered votes cast and will not be counted for or against the proposal. As FBR TRS Holdings and Crestview hold a majority of the outstanding shares of the Company’s common stock entitled to vote at the special meeting and intend to vote in favor of the proposal to amend the LTIP, no further shareholder approval is sought.

If you intend to attend the special meeting and vote in person, the Board of Directors recommends a vote “FOR” the proposal to approve the amendment to the LTIP.

APPROVAL OF THE 2007 EMPLOYEE STOCK PURCHASE PLAN

Description of the Proposal

The Board of Directors adopted the Purchase Plan on December 15, 2006, subject to the approval of shareholders, and amended the Purchase Plan on April 23, 2007. The Purchase Plan is intended to encourage a sense of ownership on the part of the Company’s employees by assisting them in making regular purchases of shares of the Company’s common stock, thereby further aligning the interests of employees and shareholders in the Company’s future growth and financial success. Shareholder approval of the Purchase Plan is required under Section 423 of the Internal Revenue Code.

The material terms of the Purchase Plan are summarized below. The summary is subject to, and qualified in its entirety by, reference to the full text of the Purchase Plan, which is attached as Appendix B to this information statement.

Description of the Purchase Plan

Administration. The Purchase Plan is administered by a committee appointed by the Board of Directors. The committee must have at least two members, who are not required to be members of the Board of Directors and who may be eligible to participate in the Purchase Plan. The committee is responsible for interpreting the Purchase Plan and adopting rules and regulations that are necessary or appropriate for the administration of the Purchase Plan.

Eligibility and Enrollment. All employees of the Company and its designated affiliates are generally eligible to participate in the Purchase Plan. However, certain employees are not eligible to participate in the Purchase Plan. The ineligible employees include those who are customarily employed for less than 20 hours per week or five months in a year, employees whose terms of employment are governed by a collective bargaining agreement and employees who own (or are deemed to own under certain attribution rules) five percent or more of the total voting power or value of the Company’s stock. As of the date of this information statement, Messrs. Billings, Harrington, Hendrix, Ginivan and Tonkel, the Company’s named executive officers, have not enrolled in the Purchase Plan. Subject to the terms of the Purchase Plan and applicable rules and regulations adopted by the committee responsible for administering such plan, the Company’s named executive officers may enroll in the Purchase Plan in the future.

An eligible employee enrolls in the Purchase Plan by authorizing payroll deductions that are used to purchase shares of the Company’s common stock. The payroll deduction must be at least 1% of the individual’s monthly compensation but no more than 15% of the individual’s monthly compensation. However, the total payroll deductions cannot exceed $21,250 in any calendar year.

Participants may change their payroll deductions at any time. However, no more than two increases and two decreases in payroll deductions may be made during any offering period (described below). A participant may withdraw from the Purchase Plan, and receive a refund of his or her contributions (without interest), at any time.

Share Authorization. The Purchase Plan provides that up to 1,000,000 shares of the Company’s common stock may be issued and sold pursuant to the Purchase Plan. In addition, up to 1,400,000 shares may be reallocated to the Purchase Plan from the shares authorized for issuance under the LTIP. As of the date of this information statement, employees have purchased a total of 97,242 shares of the Company’s common stock under the Purchase Plan. These shares were acquired for the offering period that ended on June 30, 2007 (the only Purchase Plan offering period that has been completed as of the date of this information statement).

The number of shares authorized for issuance under the Purchase Plan and participants’ rights under the Purchase Plan will be adjusted as the committee determines is equitably required in the event of a stock split, stock dividend, merger, spinoff or other similar changes in the Company’s capitalization.

Offering Periods and Purchases. Payroll deductions for each participant are accumulated during the Purchase Plan’s “offering periods.” Unless the committee or the Board of Directors determines otherwise, each offering period lasts six months and offering periods begin on each January 1 and July 1. The first day of the offering period is referred to as the “offer date” and the last day of each offering period is referred to as the “purchase date.”

Shares of the Company’s common stock are purchased on each purchase date. The number of shares of the Company’s common stock purchased for each participant is determined by dividing the participant’s accumulated contributions by the purchase price for that offering period. The purchase price for an offering period is the lesser or 85% of the fair market value of a share of Company common stock on the offer date or 85% of the fair market value of a share of Company common stock on the purchase date. Prior to the start of an offering period the committee may advise participants that the purchase price will be determined under a different formula; provided that the purchase price cannot be less than the price that would be determined under the preceding sentence.

Shares of the Company’s common stock that are purchased for each participant will be held in a stock account with the Company’s transfer agent or in a brokerage account established for each participant. The participant’s interest in the shares is vested and the participant may withdraw the shares from the account or transfer the shares at any time.

Amendment and Termination. The Board of Directors may amend the Purchase Plan at any time. Shareholder approval will be required for any amendment that will increase the total number of shares of the Company’s common stock that may be issued or purchased under the Purchase Plan or if shareholder approval is required under Section 423 of the Internal Revenue Code.

The Board of Directors may terminate the Purchase Plan at any time. Unless sooner terminated by the Board of Directors, no offering periods can begin after December 14, 2016.

Federal Income Taxes. The following is a brief summary of the federal income tax rules that apply to the Purchase Plan, based upon the Internal Revenue Code as currently in effect. These rules are highly technical and subject to change in the future. The following summary relates only to the federal income tax treatment of the awards and the state, local and foreign tax consequences may be substantially different.

Purchases of the Company’s common stock under the Purchase Plan are intended to qualify for favorable tax treatment under Section 423 of the Internal Revenue Code. Accordingly, the purchase of the Company’s common stock will not result in taxable income to the participant, or a deduction for the Company, provided that the participant does not dispose of the shares within two years after the offer date.

If the participant disposes of shares acquired under the Purchase Plan within two years after the offer date, the participant will recognize ordinary income equal to the excess of the fair market value of the Company’s common stock on the purchase date over the purchase price for the shares. If the disposition is a taxable sale or exchange, the amount recognized as ordinary income is added to the purchase price of the shares for purposes of determining the gain or loss recognized on the sale or exchange. The Company will be entitled to deduct the amount of ordinary income recognized by the participant on account of a disposition of the shares within two years after the offer date.

If the participant disposes of shares acquired under the Purchase Plan at least two years after the offer date, the participant will recognize ordinary income equal to the lesser of (1) the amount by which the fair market value of the shares at the time of the disposition exceeds the purchase price or (2) the amount by which the fair market value of the shares on the offer date exceeds the purchase price. If the disposition is a taxable sale or exchange, the amount recognized as ordinary income is added to the purchase price of the shares for purposes of determining the gain or loss recognized on the sale or exchange. The Company will not be entitled to deduct the amount of ordinary income recognized by the participant on account of a disposition of the shares that is at least two years after the offer date.

New Plan Benefits

Because the number of shares acquired under the Purchase Plan depend on the elections made by participants, the Company is not able to estimate the number of shares that may be acquired under the Purchase Plan by the Company’s named executive officers, all current executive officers, all current directors who are not executive officers as a group and all employees (including all current officers who are not executive officers as a group). The following table shows the number of shares that were acquired by such persons under the Purchase Plan for the offering period that ended on June 30, 2007 (the only Purchase Plan offering period that has been completed as of the date of this information statement).

Name and Position	Dollar Value(1)	Number of Shares
Eric F. Billings, Chairman, Chief Executive Officer and Director	—	—
Richard J. Hendrix, President and Chief Operating Officer and Director	—	—
Kurt R. Harrington, Executive Vice President, Chief Financial Officer and Treasurer	—	—
William J. Ginivan, Executive Vice President and General Counsel	—	—
J. Rock Tonkel, Jr., Member of the Office of the Chief Executive	—	—
Executive Officer Group	—	—
Non-Executive Director Group	—	—
Non-Executive Officer Employee group	$353,891	97,242

(1)	Consists of the grant date fair value computed in accordance with FAS 123R.

Required Vote

If a quorum is present at the special meeting, approval of the Purchase Plan requires that the votes cast in favor of the proposal exceed the votes cast in opposition to the proposal. In tabulating the number of votes cast, abstentions are not considered votes cast and will not be counted for or against the proposal. As FBR TRS Holdings and Crestview hold a majority of the outstanding shares of the Company’s common stock and intend to vote in favor of the proposal to approve the Purchase Plan, no further shareholder approval is sought.

If you intend to attend the special meeting and vote in person, the Board of Directors recommends a vote “FOR” the proposal to approve the Purchase Plan.

STOCK OWNERSHIP

Principal Shareholders

The following table presents information known to the Company regarding the beneficial ownership of the Company’s common stock as of November 13, 2007, with respect to:

•	each of the Company’s directors;

•	each of the Company’s named executive officers;

•	each person who, to the Company’s knowledge, is the beneficial owner of more than 5.0% of the Company’s outstanding common stock; and

•	all of the Company’s directors and executive officers as a group.

For purposes of the table below, beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. A person is deemed to be the beneficial owner of any shares of common stock if that person has or shares voting power or investment power with respect to those shares, or has the right to acquire beneficial ownership at any time within 60 days of November 13, 2007. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares. Each beneficial owner named in the table has sole voting and investment power with respect to all of the shares of the Company’s common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. Except as otherwise indicated, the address of each named person is 1001 Nineteenth Street North, Arlington, Virginia 22209.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage(1)
Named Executive Officers and Directors
Eric F. Billings(2)(3)	33,383,049	50.7%
J. Rock Tonkel, Jr. (2)(3)	33,343,049	50.6%
Richard J. Hendrix(2)(3)	33,345,049	50.6%
Kurt R. Harrington(2)(3)	33,333,049	50.6%
William J. Ginivan(2)(3)	33,343,049	50.6%
Andrew M. Alper(4)	66,667	*
Richard M. DeMartini(5)	—	—
Thomas J. Hynes, Jr.(4)	10,000	*
Richard A. Kraemer(4)	20,000	*
Thomas S. Murphy, Jr.(5)	—	—
Arthur J. Reimers(4)	66,667	*
John T. Wall(2)(6)	33,343,049	50.6%
All executive officers and directors as a group (13 persons)(2)(3)(9)	33,588,383	51.0%

5% Beneficial Owners
Crestview Partners GP, L.P.(7)	7,772,813	11.8	%(10)
Friedman, Billings, Ramsey Group, Inc.(8)	33,333,049	50.6%

*	Less than one percent
(1)	Based on 65,850,204 shares of common stock outstanding as of November 13, 2007. Shares of common stock subject to options currently exercisable, or exercisable within 60 days of November 13, 2007, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person.
(2)	Messrs. Billings, Tonkel, Hendrix, Harrington, Ginivan and Wall serve as executive officers and/or directors of FBR Group, the sole shareholder of FBR TRS Holdings. As of November 13, 2007, each of these individuals could be deemed to have beneficially owned an aggregate of 33,333,049 shares of common stock owned of record by FBR TRS Holdings. Each of these individuals disclaims beneficial ownership of any shares in which the individual does not have a pecuniary interest.

(3)	Does not include an aggregate of 724,500 shares of common stock issuable upon exercise of options granted during the second quarter of 2007 under the LTIP to Messrs. Billings, Tonkel, Hendrix, Harrington and Ginivan in the following amounts: Mr. Billings–243,000 shares; Mr. Tonkel–162,000 shares; Mr. Hendrix–162,000 shares; Mr. Harrington–90,000 shares; and Mr. Ginivan–67,500 shares. These options have an exercise price of $15, vest in full on July 20, 2009, subject to the achievement of certain performance-based vesting criteria approved by the Company’s Board of Directors, and expire on July 20, 2012. Does not include an aggregate of 55,104 shares of restricted stock awarded out of authorized shares available for issuance under the LTIP to Messrs. Billings, Harrington, Hendrix and Ginivan on July 25, 2007 in the following amounts: Mr. Billings–21,891 shares; Mr. Hendrix–26,431 shares; Mr. Harrington–3,391 shares; and Mr. Ginivan–3,391 shares. These shares of restricted stock are subject to forfeiture and were awarded to Messrs. Billings, Hendrix, Harrington and Ginivan as a deferred portion of the earned bonus compensation paid by FBR Group to these individuals in their capacity as named executive officers of FBR Group. The restrictions lapse ratably over a three-year period beginning on July 25, 2008 with respect to 46,837 of these shares. The restrictions applicable to the remainder of these shares lapse in full on July 25, 2010.
(4)	Does not include 35,000 shares of common stock issuable upon exercise of options granted under the LTIP to each of Messrs. Alper, Hynes, Kraemer and Reimers. These options have an exercise price of $15, vest in three equal annual installments beginning on January 26, 2008 and expire on the ten-year anniversary of the date of grant. Also does not include an aggregate of 59,522 shares of common stock issuable upon exercise of options granted under the LTIP to each of Messrs. Alper, Hynes, Kraemer and Reimers in the following amounts: Mr. Alper–19,841; Mr. Hynes–9,920; Mr. Kraemer–9,920; and Mr. Reimers–19,841. These options were granted as part of the annual retainer paid to each of the Company’s independent directors as compensation for serving on the Board of Directors. These options have an exercise price of $15, vest in full on January 26, 2008 and expire on the ten-year anniversary of the date of grant.
(5)	The address of Messrs. Murphy and DeMartini is c/o Crestview Partners, 667 Madison Avenue, New York, New York 10021. Each of Messrs. Murphy and DeMartini is a member of the Company’s Board of Directors and a Managing Director of Crestview Advisors, L.L.C., which provides investment advisory and management services to investment funds affiliated with Crestview Partners GP, L.P. and, either directly or through an affiliate, a limited partner of Crestview Partners GP, L.P., the general partner of each of the investment funds that are members of Forest Holdings LLC and Forest Holdings (ERISA) LLC. Crestview Advisors, L.L.C. also provides advisory services to the Company. Mr. Murphy is also the President of Crestview, L.L.C., the general partner of Crestview Partners GP, L.P. Each of Messrs. Murphy and DeMartini disclaim beneficial ownership of any shares of common stock beneficially owned by Crestview Partners GP, L.P.
(6)	Does not include 35,000 shares of common stock issuable upon exercise of options granted under the LTIP to Mr. Wall. These options have an exercise price of $15.25, vest in three equal annual installments beginning on April 30, 2008 and expire on the ten-year anniversary of the date of grant. Also does not include 10,019 shares of common stock issuable upon exercise of options granted under the LTIP to Mr. Wall. These options were granted as part of the annual retainer paid to Mr. Wall as compensation for serving on the Company’s Board of Directors. These options have an exercise price of $15.25, vest in full on April 30, 2008 and expire on the ten-year anniversary of the date of grant.
(7)

Includes 4,905,560 shares of common stock held of record by Forest Holdings LLC and 267,253 shares of common stock held of record by Forest Holdings (ERISA) LLC. Also includes 2,465,671 shares of common stock issuable upon exercise of outstanding options granted to Forest Holdings LLC and 134,329 shares of common stock, issuable upon exercise of outstanding options granted to Forest Holdings (ERISA) LLC. Crestview Partners GP, L.P. is the general partner of each of the investment funds that are members of Forest Holdings LLC and Forest Holdings (ERISA) LLC. The investment committee of Crestview Partners GP, L.P. makes investment decisions on behalf of the investment funds that are members of Forest Holdings LLC and Forest Holdings (ERISA) LLC. Barry S. Volpert serves as the chairman of the investment committee of Crestview Partners GP, L.P. Mr. Volpert has the right to designate, in his discretion, additional persons to serve on the investment committee of Crestview Partners GP, L.P. and therefore could be deemed to have beneficial ownership of an aggregate of 7,772,813 shares of common stock. However, Mr. Volpert disclaims beneficial ownership of all such shares. The composition of the investment committee of

Crestview Partners GP, L.P. changes from time to time. The address of Crestview Partners GP, L.P. is 667 Madison Avenue, New York, New York 10021.
(8)	Consists of 33,333,049 shares of the Company’s common stock held of record by FBR TRS Holdings, as of November 13, 2007. FBR TRS Holdings is a wholly-owned subsidiary of FBR Group.
(9)	Does not include 10,000 restricted shares of common stock awarded to Robert Kiernan, Senior Vice President, Controller and Chief Accounting Officer of the Company, on June 8, 2007. The restrictions on these shares lapse ratably over three years beginning on June 8, 2010.
(10)	Crestview Partners GP, L.P. holds approximately 7.9% of the Company’s outstanding shares of common stock if the currently exercisable options granted to Forest Holdings LLC and Forest Holdings (ERISA) LLC are excluded.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation of Directors

The Company did not compensate any of its directors for services as members of the Board of Directors in 2006. As compensation for serving on the Board of Directors in 2007, each of the Company’s non-employee directors (other than the directors designated by Crestview), received an annual retainer of $100,000, which is payable partially in cash and partially in the form of stock options granted under the LTIP. The 2007 annual retainer was paid to each eligible director at the time he joined the board as follows:

•

Messrs. Alper and Reimers elected to receive all of the 2007 annual retainer in stock options. Messrs. Hynes, Kraemer and Wall elected to receive one-half of the 2007 annual retainer in cash and the remainder in stock options. Accordingly, Messrs. Alper and Reimers were each granted 19,841 stock options in January 2007. Messrs. Hynes and Kraemer were each granted 9,920 stock options and were each paid $50,000 in cash in January 2007. The options granted to Messrs. Alper, Hynes, Kraemer and Reimers have an exercise price of $15 per share, vest in full on January 26, 2008, and have a ten-year exercise period. The number of shares subject to the stock options granted to Messrs. Alper, Hynes, Kraemer and Reimers was determined using the Black-Scholes option pricing model.

•

Mr. Wall elected to receive one-half of the 2007 annual retainer in cash and the remainder in stock options. Accordingly, Mr. Wall was paid $50,000 in cash and was granted 10,019 stock options in April 2007. The options granted to Mr. Wall have an exercise price of $15.25 per share, vest in full on April 30, 2008, and have a ten-year exercise period. The number of shares subject to the stock options granted to Mr. Wall was determined using the Black-Scholes option pricing model.

In addition to the stock options described above, upon joining the Board of Directors each of the non-employee directors (other than the directors designated by Crestview) received a one-time option grant. Accordingly, Messrs. Alper, Hynes, Kraemer, Reimers and Wall were each granted 35,000 stock options. The options granted to Messrs. Alper, Hynes, Kraemer and Reimers have an exercise price of $15 per share, vest in three equal annual installments beginning on January 26, 2008, and expire on the ten-year anniversary of the date of grant. The options granted to Mr. Wall have an exercise price of $15.25 per share, vest in three equal annual installments beginning on April 30, 2008, and expire on the ten-year anniversary of the date of grant.

Pursuant to the Company’s director stock purchase plan, each of the non-employee directors (other than the directors designated by Crestview) was offered an opportunity to subscribe for up to $1 million of the Company’s common stock at a purchase price equal to then-current fair market value of the common stock at the time he or she joins the Board of Directors. The Company believes its director stock purchase plan provides eligible directors an opportunity to acquire an ownership interest in the Company and further aligns the interests of the eligible directors with the interests of the shareholders. Pursuant to the director stock purchase plan, eligible directors subscribed to purchase the following number of shares of the Company’s common stock at its then-current fair market value: Mr. Alper, 66,667 shares; Mr. Hynes, 10,000 shares; Mr. Kraemer, 20,000 shares; Mr. Reimers, 66,667 shares; and Mr. Wall, 10,000 shares.

Directors that serve as executive officers or have been designated for election or appointment to the Board of Directors of the Company by Crestview are not compensated for their services as directors. However, these directors are eligible to participate in the LTIP.

In addition to serving as executive officers and directors of the Company, Messrs. Billings and Hendrix also serve as executive officers of FBR Group. As executive officers of FBR Group, Messrs. Billings and Hendrix will be paid annual bonuses out of the FBR Group executive bonus pool payable under its Key Employee Incentive Plan, which is partially funded by the Company out of the fees the Company pays to FBR Group in accordance with the management services agreement. See “—Compensation Discussion and Analysis— Compensation of Executive Officers.”

Compensation Discussion and Analysis

The following discussion and analysis provides information regarding certain aspects of the Company’s overall compensation philosophy and objectives and the elements of compensation paid to the Company’s named executive officers in 2007.

Historical Compensation Program. Historically, the Company’s compensation program has been relatively simple and straightforward. The Company has not paid cash compensation to Messrs. Billings, Harrington, Hendrix, Ginivan and Tonkel, the Company’s named executive officers, for their services as executive officers of the Company. The Company’s named executive officers receive cash compensation from FBR Group from a fee that the Company pays to FBR Group pursuant to the terms of a management services agreement that the Company entered into with FBR Group in July 2006. Under the terms of the management services agreement, FBR Group provides the Company with its executive management team, each member of which is responsible for performing, subject to the oversight of the Company’s Board of Directors, the services and activities customarily performed by persons holding the positions that each such member of the executive management team holds with the Company or as otherwise requested by the Board of Directors from time to time. Prior to completion of the Company’s initial public offering in June 2007, the Company amended the management services agreement. Prior to the amendment, the Company paid FBR Group an annual amount equal to 8.0% of the Company’s consolidated pre-tax earnings, plus an additional amount equal to 3.0% of the pre-tax earnings of the Company’s investment banking unit, in each case before deducting the amount payable to FBR Group. Pursuant to the amendment to the management services agreement, the Company now pays FBR Group an amount equal to 8.0% of the Company’s consolidated pre-tax earnings, before deducting the amount payable to FBR Group, plus a $1.5 million flat fee grossed up for tax purposes and certain employee benefit expenses. The 8% amount represents the Company’s share of the FBR Group executive bonus pool payable under its Key Employee Incentive Plan. FBR Group pays annual bonuses out of this pool to the members of its executive management team, all of whom comprise the members of the Company’s executive management team and two of whom are members of the Company’s Board of Directors. The $1.5 million amount represents the Company’s share of base salaries established by FBR Group’s compensation committee and payable by FBR Group to its executive management team.

Philosophy and Objectives of the Company’s Compensation Program. Subject to the approval of a majority of the disinterested members of the Board of Directors, the Company anticipates terminating the management services agreement with FBR Group as of December 31, 2007 to provide the Compensation Committee with discretionary authority over the compensation of the Company’s named executive officers in accordance with the Company’s overall compensation philosophy. Subject to the anticipated termination of the management services agreement, the Company is in the process of implementing an overall compensation philosophy and compensation objectives designed to attract, motivate and retain top talent while maintaining a balance with competitive ratios of total compensation as a percentage of the Company’s revenue and profit. The Compensation Committee intends for the Company’s overall compensation program to link compensation decisions to corporate and individual performance, with a focus on rewarding financial results, as well as strategic behavior, decisions, and accomplishments. The Compensation Committee intends to continue and to strengthen the Company’s current practice of paying in restricted stock rather than cash a deferred portion of the earned bonus compensation for certain employees. In executing the Company’s compensation philosophy and objectives with respect to executive compensation decisions, the Compensation Committee will seek to compensate and reward the Company’s named executive officers based on both quantitative and qualitative performance measures related to the performance of the Company. The Compensation Committee further intends to use compensation to promote implementation of the Company’s strategic plan and to increase shareholder value, and intends that its compensation program reward the entrepreneurial, individual production-focused culture that the Company believes is critical to the success of the Company and for the growth of long-term shareholder value. At the same time, the Company believes that it is critical to encourage commitment among the named executive officers to the Company’s corporate objectives and culture of partnership. A key component of the Company’s overall compensation philosophy will be for the named executive officers to have a significant portion of their compensation performance-based and linked to building long-term value for the Company’s shareholders. To achieve this objective, the Company anticipates that, subject to the discretion of the Compensation Committee and the terms and conditions of the LTIP, equity-based grants or awards may be made to named executive officers in 2008 and subsequent years from the shares to be authorized under the proposed share authorization amendment to the LTIP.

The Compensation Committee has engaged Towers Perrin, an independent compensation consultant, to conduct a total rewards study to provide a review of the competitiveness of the Company’s compensation programs and provide advice with respect to the Company’s executive compensation and policies, including equity incentive awards. Based on the results of the total rewards study and subject to the anticipated termination of the management services agreement, which will require the approval of a majority of the disinterested members of the Board of Directors, the Compensation Committee anticipates exercising discretionary authority over the elements of compensation for the Company’s named executive officers in accordance with the Company’s overall compensation philosophy and objectives.

Elements of Compensation. The Company currently utilizes stock options and restricted stock awards issued under the LTIP to compensate its named executive officers. The Company does not pay base salaries or annual cash bonuses to its named executive officers.

Compensation of Executive Officers. Although the Company has not paid any cash compensation to the Company’s named executive officers, these individuals are eligible to participate in the LTIP. At the time of the Company’s 2006 private offering, the Board of Directors approved the grant to the Company’s named executive officers of options to purchase a total of 724,500 shares of common stock under the LTIP, subject to the Board of Directors approving certain performance-based vesting criteria, and these options were granted during the second quarter of 2007. The options granted in the second quarter of 2007 to the Company’s named executive officers vest on July 20, 2009 (subject to the Company achieving certain performance-based vesting criteria approved by the Board of Directors during the second quarter of 2007 and described below) and have an exercise price of $15 per share. Commencing with the quarter ended September 30, 2006 and ending with the quarter ending June 30, 2009, the Company’s average after-tax return on equity, or ROE, calculated over the period of any four consecutive quarters, must exceed 10% in order for the options granted to the named executive officers in the second quarter of 2007 to vest. The Compensation Committee determined that a performance vesting metric of greater than 10% ROE over four consecutive quarters is an appropriate and attainable incentive that links vesting of executive options with the Company’s financial performance. If the performance-based vesting condition is not met by the end of the three-year vesting period, the options granted to the executive officers will expire unvested. As of the date of this information statement, the performance-based vesting condition has not been satisfied. The number of options approved for grant to the Company’s executive officers was determined at the time of the 2006 private offering based on negotiations between members of management and Crestview in connection with Crestview’s decision to make a strategic investment in the Company.

On July 25, 2007, Messrs. Billings, Harrington, Hendrix and Ginivan also received an aggregate of 55,104 shares of the Company’s restricted common stock as a deferred portion of the earned bonus compensation paid by FBR Group, as described below. These shares were issued under the LTIP and are subject to certain restrictions. The restrictions with respect to 46,837 shares of the Company’s restricted common stock issued under the LTIP to Messrs. Billings, Harrington, Hendrix and Ginivan lapse ratably over a three-year period beginning on July 25, 2008. The restrictions applicable to the remainder of these shares lapse in full on July 25, 2010. The shares received by Messrs. Billings, Harrington, Hendrix and Ginivan, each of whom also serves as an executive officer of FBR Group, represent a deferred portion of the earned bonus compensation paid by FBR Group to these named executive officers under FBR Group’s Key Employee Incentive Plan. Pursuant to the management services agreement with FBR Group, the Company pays FBR Group an annual amount equal to 8.0% of the Company’s consolidated pre-tax earnings before deducting the amount payable to FBR Group. The Company funded the payment under the management services agreement with cash and shares of the Company’s restricted common stock. The Compensation Committee believes that funding a portion of this payment with shares of the Company’s restricted common stock issued under the LTIP is consistent with the Company’s current deferred bonus compensation practice with respect to the compensation of the

Company’s non-executive officers and key employees. Currently, these non-executive officers and key employees are required to receive a portion of their annual compensation in the form of shares of the Company’s restricted common stock issued under the LTIP. The Company anticipates that a significant portion of the shares subject to the proposed amendment will be used to pay in restricted stock rather than cash a deferred portion of the earned bonus compensation for certain employees, as well as the named executive officers.

Compensation Committee Interlocks and Insider Participation

The Company’s Compensation Committee is comprised of Richard M. DeMartini (Chairman), Andrew M. Alper, Thomas J. Hynes, Jr. and Arthur J. Reimers. None of the executive officers serves as a member of a board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of the Company’s Board of Directors or Compensation Committee. Messrs. Billings and Hendrix, who are executive officers and directors of the Company, and Mr. Tonkel, who is an executive officer of the Company and was formerly a director of the Company, participated in discussions of the Board of Directors regarding equity compensation with respect to the executive officers.

Report of the Compensation Committee

The following report is submitted by the Compensation Committee of the Board of Directors of the Company, which is composed of four directors, Richard M. DeMartini (Chairman), Andrew M. Alper, Thomas J. Hynes, Jr. and Arthur J. Reimers, three of whom are independent directors.

The Compensation Committee reviews the Company’s compensation plans and makes recommendations concerning those plans and concerning equity compensation for the Company’s executive officers. In fulfilling its duties, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this information statement.

In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s information statement.

Respectfully submitted,

Richard M. DeMartini, Chairman
Andrew M. Alper
Thomas J. Hynes, Jr.
Arthur J. Reimers

November 9, 2007

CERTAIN MATTERS RELATING TO INFORMATION STATEMENT

Electronic Access of Information Statement

This information statement is available on the Company’s Internet website at http://www.fbrcapitalmarkets.com. Shareholders can elect to access future information statements, proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. Providing these documents over the Internet will reduce the Company’s printing and postage costs and the number of paper documents shareholders would otherwise receive. The Company will notify shareholders who consent to accessing these documents over the Internet when such documents will be available. Once given, a shareholder’s consent will remain in effect until such shareholder revokes it by notifying the Company otherwise at FBR Capital Markets Corporation, 1001 Nineteenth Street North, Arlington, Virginia 22209, Attention: Corporate Secretary. Beneficial owners whose shares are held in street name should refer to the information provided by the institution that holds such beneficial owner’s shares and follow the instructions on such form for instructions on how to elect to access future information statements, proxy statements and annual reports over the Internet, if this option is provided by such institution. Paper copies of these documents may be requested by writing the Company at Attention: Investor Relations, FBR Capital Markets Corporation, 1001 Nineteenth Street North, 18th Floor, Arlington, Virginia 22209 or by telephoning (703) 469-1080 or by e-mail at fbrcmir@fbr.com.

“Householding” of Information Statement for Record Owners

As permitted by the Exchange Act, only one copy of this information statement is being delivered to shareholders residing at the same address, unless such shareholders have notified the Company of their desire to receive multiple copies of the information statement. The Company will promptly deliver, upon oral or written request, a separate copy of this information statement to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies may be obtained by contacting the Company at FBR Capital Markets Corporation, 1001 Nineteenth Street North, 18th Floor, Arlington, Virginia 22209 Attention: Investor Relations, or by telephoning (703) 469-1080 or by e-mail at fbrcmir@fbr.com.

Shareholders of record who would like to request a separate copy of information statements, proxy statements and annual reports in the future may do so by writing to the Company’s Investor Relations department as described above. Likewise, shareholders residing at the same address who are currently receiving multiple copies of information statements, proxy statements and annual reports and would like to request delivery of a single copy of future information statements, proxy statements and annual reports may do so by contacting the Company’s Investor Relations department as described above.

Separate Copies for Beneficial Owners

Institutions that hold shares in street name for two or more beneficial owners with the same address are permitted to deliver a single information statement to that address. Any such beneficial owner can request a separate copy of this information statement by contacting the Company’s Investor Relations department as described above. Beneficial owners with the same address who receive more than one information statement may request delivery of a single information statement by contacting the Company’s Investor Relations department as described above.

OTHER MATTERS

The Board of Directors is not aware of any matters to be presented for action at the special meeting other than as set forth in this information statement.

By Order of the Board of Directors,

WILLIAM J. GINIVAN
Executive Vice President and General Counsel

Appendix A

FORM OF AMENDMENT NO. 1

TO

FBR CAPITAL MARKETS CORPORATION

2006 LONG-TERM INCENTIVE PLAN

WHEREAS, by resolution duly adopted at a meeting of the Board of Directors (the “Board”) of FBR Capital Markets Corporation (the “Company”) on November 8, 2007, the Board approved adoption of this amendment (the “Amendment”) to the FBR Capital Markets Corporation 2006 Long-Term Incentive Plan (the “Plan”), subject to shareholder approval, for the purpose of increasing the total number of shares authorized for issuance under the Plan by 16,500,000 shares;

WHEREAS, this Amendment was approved by the Company’s shareholders at the special meeting of the Company’s shareholders held on December 12, 2007; and

WHEREAS, capitalized terms used in this Amendment but not otherwise defined shall have the meaning given to such terms in the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Section 3.1(a) of the Plan is hereby deleted in its entirety and replaced with the following new Section 3.1(a) in order to increase by 16,500,000 Shares the total number of Shares authorized for grant under the Plan from 5,569,985 Shares to 22,069,985 Shares:

“3.1 Number of Shares. (a) Subject to adjustment as provided in Section 12.2, a total of 22,069,985 Shares shall be authorized for grant under the Plan.”

2. Except to the extent hereby amended, the Plan remains unchanged and shall continue in full force and effect.

3. The effective date of this Amendment is December 12, 2007.

A-1

Appendix B

FBR CAPITAL MARKETS CORPORATION

2007 EMPLOYEE STOCK PURCHASE PLAN

(AMENDED AS OF APRIL 23, 2007)

1. ESTABLISHMENT OF PLAN.

FBR Capital Markets Corporation, a Virginia corporation (the “Company”), proposes to grant options (“Options”) for purchase of the Company’s common stock, $0.001 par value (“Common Stock”), to eligible employees of the Company and its Designated Affiliates (as hereinafter defined) pursuant to this 2007 Employee Stock Purchase Plan (this “Plan”). For purposes of this Plan, the term “Affiliate” means a “parent corporation” or “subsidiary corporation” as “parent corporation” and “subsidiary corporation” as defined in Sections 424(e) and 424(f), respectively, of the Internal Revenue Code of 1986, as amended (the “Code”). The Company intends this Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code (including any amendments or successor provisions to such Section), and this Plan shall be so construed. Any term not expressly defined in this Plan but defined for purposes of Section 423 of the Code shall have the same definition therein.

2. STOCK SUBJECT TO PLAN.

The total number of shares of the Common Stock available for issuance under this Plan shall be 1,000,000 shares plus up to 1,400,000 shares reallocated to this Plan from the shares authorized for issuance under the Company’s 2006 Long-Term Incentive Plan. Such number shall be subject to adjustments effected in accordance with Section 16 of this Plan. Any shares of Common Stock that have been made subject to an Option that cease to be subject to the Option (other than by means of exercise of the Option), including, without limitation, in connection with the cancellation or termination of an Option, shall again be available for issuance in connection with future grants of Options under this Plan.

3. PURPOSE.

The purpose of this Plan is to provide employees of the Company and its Designated Affiliates, as that term is defined in Section 5 of this Plan, with a convenient means of acquiring an equity interest in the Company through payroll deductions, to enhance such employees’ sense of participation in the affairs of the Company and its Affiliates, and to provide an incentive for continued employment.

4. ADMINISTRATION.

This Plan shall be administered by a committee (the “Committee”) appointed by the Company’s Board of Directors (the “Board”) consisting of at least two members, who need not be members of the Board and who may be eligible to participate in the Plan. Subject to the provisions of this Plan and the limitations of Section 423 of the Code or any successor provision in the Code, the Committee shall have exclusive authority, in its discretion, to determine all matters relating to Options granted under this Plan, including all terms, conditions, restrictions, and limitations of Options; provided, however, that all participants granted Options under an offering pursuant to this Plan shall have the same rights and privileges within the meaning of Code Section 423(b)(5) except as required by applicable law. The Committee shall also have exclusive authority to interpret this Plan and may from time to time adopt rules and regulations of general application for this Plan’s administration. The Committee’s exercise of discretion and interpretation of this Plan, its rules and regulations, and all actions taken and determinations made by the Committee pursuant to this Plan shall be conclusive and binding on all parties involved or affected. The Committee may delegate administrative duties to employees of the Company or to independent contractors, as it deems advisable. All expenses incurred in connection with the administration of this Plan shall be paid by the Company and the Designated Affiliates; provided, however, that the Committee may require a participant to pay any costs or fees in connection with the sale by the participant of shares of Common Stock acquired under this Plan or in connection with the participant’s request for the issuance of a certificate for shares of Common Stock held in the participant’s account under the Plan.

5. ELIGIBILITY.

Any employee of the Company or a Designated Affiliate is eligible to participate in the Plan for any Offering Period (as hereinafter defined) under this Plan except the following:

(a) employees who are customarily employed for less than 20 hours per week;

(b) employees who are customarily employed for not more than five months in a calendar year;

(c) employees who, together with any other person whose stock would be attributed to such employee pursuant to Section 424( d) of the Code, own stock or hold options to purchase stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or any of its Affiliates or who, as a result of being granted Options under this Plan would own stock or hold options to purchase stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or any of its Affiliates;

(d) employees whose employment terms are covered by a collective bargaining agreement in situations where the applicable union or other collective bargaining unit has either refused to bargain with respect to this Plan as an employee benefit or has considered this Plan as a potential employee benefit and has rejected this Plan or has otherwise determined that employees which such union or other bargaining unit represents may not participate in this Plan; and

(e) employees who are citizens of a foreign country, which prohibits foreign corporations from granting, stock options to any of its citizens.

Notwithstanding the foregoing, an employee of the Company or a Designated Affiliate shall not be eligible to participate in the Plan for any Offering Period (as hereinafter defined) during which the employee has elected to participate in an employee stock purchase plan of an Affiliate that is intended to meet the requirements of Code Section 423 (an “Affiliate Plan”).

For all purposes of this Plan, the term “Designated Affiliate” shall mean an Affiliate listed on Annex A to this Plan or any Affiliate which may hereafter be determined by the Committee or the Board to be a Designated Affiliate. A Designated Affiliate will cease to be a Designated Affiliate on the earlier of (i) the date the Committee or the Board determines that such Affiliate is no longer a Designated Affiliate or (ii) the date such Designated Affiliate ceases for any reason to be a “parent corporation” or “subsidiary corporation” as defined in Sections 424(e) and 424(f), respectively, of the Code.

6. OFFERING PERIODS.

The offering periods of this Plan (individually, an “Offering Period”) shall be of periods not to exceed the maximum period permitted by Section 423 of the Code. Until determined otherwise by the Committee or the Board, (a) Offering Periods shall commence on January 1 and July 1 of each calendar year; provided, however, that the first Offering Period may begin on any date as shall be determined by the Committee or the Board, and (b) each Offering Period (with the exception of the first Offering Period if commenced on a date other than January 1 or July 1) shall consist of one six-month purchase period during which payroll deductions of the participants are accumulated under this Plan. The first day of each Offering Period is referred to as the “Offering Date.” The last day of each Offering Period is referred to as the “Purchase Date.” Subject to the requirements of Section 423 of the Code, the Committee or the Board shall have the power to change the duration of Offering Periods with respect to future offerings if such change is announced at least 15 days prior to the Offering Date of the first Offering Period to be affected by such change.

7. PARTICIPATION IN THIS PLAN.

Eligible employees may become participants in an Offering Period under this Plan on any Offering Date by delivering an enrollment form provided by the Company to the administrator for this Plan (“Plan Administrator”) not later than the 15th day of the month (or if such day is not a business day for the Company or the applicable

Affiliate, on the immediately preceding business day) before such Offering Date unless a later time for filing the enrollment form authorizing payroll deductions is set by the Committee for all eligible employees with respect to a given Offering Period. Once an employee becomes a participant in the Plan with respect to an Offering Period, such employee will automatically participate in the Offering Period commencing immediately following the last day of the prior Offering Period unless the employee withdraws from this Plan or terminates further participation in the Offering Period as set forth in Sections 13 and 14 below. Such participant is not required to file any additional enrollment form in order to continue participation in this Plan, except that the Committee may require the filing of new enrollment forms by participants who transfer to another division of the Company or a Designated Affiliate.

8. GRANT OF OPTION ON ENROLLMENT.

Enrollment by an eligible employee in this Plan with respect to an Offering Period will constitute the grant by the Company to such employee of an Option to purchase on the Purchase Date up to that number of whole shares of Common Stock of the Company determined by dividing (a) the amount accumulated in such employee’s Employee Account (as defined in Section 10(c)) during the Offering Period ending on such Purchase Date, by (b) the Purchase Price (as defined in Section 9); provided, however, that the number of shares which may be purchased pursuant to an Option may in no event exceed the number of shares determined in the manner set forth in Section 11(b) of the Plan or such other maximum number of shares as may be specified in the future by the Committee in lieu of the limitation set forth in Section 11(b).

9. PURCHASE PRICE.

The purchase price per share (the “Purchase Price”) at which a share of Common Stock will be sold in any Offering Period shall initially be the lower of (a) 85 percent of the fair market value of such share on the Offering Date or (b) 85 percent of the fair market value of such share on the Purchase Date; provided, however, that in no event may the purchase price per share of Common Stock be below the par value per share of Common Stock.

For purposes of this Plan, the “fair market value” of a share of Common Stock on a particular date shall be deemed to be the closing price of a share of Common Stock as reported on the principal stock exchange on which the shares are listed for trading for the immediately preceding day or, if no closing price was recorded on such day, then on the next preceding day on which such a closing price was recorded. If the Common Stock is not listed on an exchange, fair market value shall be determined by the Committee using any reasonable method and in good faith. The Committee may change the manner in which the Purchase Price is determined with respect to future offerings (provided such determination does not have the effect of lowering the Purchase Price to an amount less than that which would be computed utilizing the method for determining the Purchase Price set forth in the first paragraph of this Section 9) if such changed manner of computation is announced at least 15 days prior to the Offering Date of the first Offering Period to be affected by such change.

10. PURCHASE OF SHARES; CHANGES IN PAYROLL DEDUCTIONS; ISSUANCE OF SHARES.

(a) Funds contributed by each participant for the purchase of shares under this Plan shall be accumulated by regular payroll deductions made during each Offering Period. The deductions shall be made as a percentage of the participant’s Compensation in 1 percent increments comprising not less than 1 percent and not more than 15 percent of the participant’s Compensation. As used herein, “Compensation” shall mean all base salary, cash bonuses, wages, commissions, and overtime; provided, however, that, for purposes of determining a participant’s Compensation, any election by such participant to reduce his or her regular cash remuneration under Sections 125 or 401(k) of the Code shall be treated as if the participant did not make such election. “Compensation” does not include severance pay, hiring and relocation allowances, pay in lieu of vacation, automobile allowances, imputed income arising under any Company group insurance or benefit program, income received in connection with stock options, or any other special items of remuneration. Payroll deductions shall commence on the first payday following the Offering Date and shall continue through the last payday of the Offering Period unless sooner altered or terminated as provided in this Plan.

(b) A participant may increase or decrease the rate of payroll deductions during an Offering Period by filing with the Plan Administrator a new authorization for payroll deductions on a form provided by the Company, in which case the new rate shall become effective for the next payroll period commencing more than 15 days after the Plan Administrator’s receipt of the authorization and shall continue for the remainder of the Offering Period unless changed pursuant to this Section 10(b). Such change in the rate of payroll deductions may be made at any time during an Offering Period, but not more than two increases and two decreases may be made effective during any Offering Period. Notwithstanding the foregoing, a participant may lower the rate of payroll deductions to zero for the remainder of the Offering Period. A participant may increase or decrease the rate of payroll deductions for any subsequent Offering Period by filing with the Plan Administrator a new authorization for payroll deductions not later than the 15th day of the month (or if such date is not a business day, the immediately preceding business day) before the beginning of such Offering Period. A participant who has decreased the rate of withholding to zero will be deemed to continue as a participant in the Plan until the participant withdraws from the Plan in accordance with the provisions of Section 13 or his or her participation is terminated in accordance with the provisions of Section 14. A participant shall have the right to withdraw from this Plan in the manner set forth in Section 13 regardless of whether the participant has exercised his or her right to lower the rate at which payroll deductions are made during the applicable Offering Period.

(c) All payroll deductions made for a participant will be credited to an unfunded and unsecured bookkeeping account maintained on behalf of the participant (the “Employee Account”) and deposited with the general funds of the Company. No interest will accrue on payroll deductions. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions. Contributions to an Employee Account other than by payroll deduction are not permitted.

(d) On each Purchase Date, provided that the participant has not withdrawn from the Plan pursuant to Section 13 or terminated employment pursuant to Section 14, in either case on or before the 15th day (or if such date is not a business day, on the immediately preceding business day) of the last month of the Offering Period in accordance with Section 13 or 14 of this Plan, or the Plan has not been terminated prior to the date referred to in the foregoing clause, the Company shall apply the funds then in the participant’s Employee Account to the purchase at the Purchase Price of whole shares of Common Stock issuable under the Option granted to such participant with respect to the Offering Period to the extent that such Option is exercisable on the Purchase Date. Shares may be purchased in the public equity markets, directly from the Company or in privately negotiated transactions.

(e) During a participant’s lifetime, such participant’s Option to purchase shares hereunder is exercisable only by him or her or, in the event of the participant’s disability, the participant’s legal representatives. The participant will have no interest or voting right in shares covered by his or her Option until such Option has been exercised.

(f) Unless the Committee shall in the future determine otherwise, the maximum amount which may be deducted from any participant’s Compensation for the purpose of purchasing Common Stock under this Plan shall not exceed $21,250 in any single calendar year.

(g) No fractional shares of Common Stock shall be purchased by or issued to a participant. Any portion of the payroll deductions credited to an Employee Account which is not utilized to purchase Common Stock because it is insufficient to purchase an additional whole share of Common Stock shall be retained in the participant’s Employee Account and applied to the purchase of Common Stock in the succeeding Offering Period. No interest will accrue on any amounts retained in an Employee Account.

11. LIMITATIONS ON RIGHTS TO PURCHASE.

(a) No employee shall be granted an Option to purchase Common Stock under this Plan at a rate which, when aggregated with his or her rights to purchase stock under all Affiliate Plans, exceeds $25,000 in fair market value, determined as of the applicable date of the grant of the Option, for each calendar year in which the employee participates in this Plan (or any other employee stock purchase plan described in this Section 11 (a)).

(b) The number of shares which may be purchased by any employee on the first Purchase Date to occur in any calendar year may not exceed the number of shares determined by dividing $25,000 by the fair market value (as defined in Section 9) of a share of Common Stock on the Offering Date of the Offering Period in which such Purchase Date occurs. The number of shares which may be purchased by any employee on any subsequent Purchase Date which occurs in the same calendar year (as that referred to in the preceding sentence) shall not exceed the number of shares determined by performing the calculation described below, with all computations to be made to the nearest ten thousandth of a whole share of Common Stock or one hundredth of one cent, as the case may be.

Step One: The number of shares purchased by the employee during any previous Offering Period which occurred in the same calendar year shall be multiplied by the fair market value (as defined in Section 9) of a share of Common Stock on the first day of such previous Offering Period in which such shares were purchased or the number of shares purchased by the employee under an Affiliate Plan during any previous offering period under such plan which occurred in the same calendar year shall be multiplied by the fair market value of such shares on the first day of such previous offering period.

Step Two: The amount determined in Step One shall be subtracted from $25,000.

Step Three: The amount determined in Step Two shall be divided by the fair market value (as defined in Section 9) of a share of Common Stock on the Offering Date of the Offering Period in which the subsequent Purchase Date (for which the maximum number of shares which may be purchased is being determined by this calculation) occurs. The quotient so obtained shall be the maximum number of shares that may be purchased by any employee on such subsequent Purchase Date.

Subject to the limitations of Section 423 of the Code, the Committee may from time to time determine that a different maximum number of shares may be purchased on any given Purchase Date in lieu of the maximum amounts described above in this Section 11(b), in which case the number of shares which may be purchased by any employee on such Purchase Date may not exceed such different limitation.

(c) If the number of shares to be purchased on a Purchase Date by all employees participating in this Plan exceeds the number of shares then available for issuance under this Plan, then the Company will make a pro rata allocation of the remaining shares in as uniform a manner as shall be reasonably practicable and as the Committee shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares to be purchased under a participant’s Option to each participant affected thereby.

(d) Any payroll deductions accumulated in an Employee Account which are not used to purchase stock due to the limitations in this Section 11 shall be returned to the participant as soon as practicable after the end of the applicable Offering Period without interest.

12. EVIDENCE OF STOCK OWNERSHIP.

(a) As soon as administratively practicable following the Purchase Date, the shares of Common Stock purchased on behalf of a participant pursuant to the exercise of his or her Option will be credited to an account at the Company’s transfer agent or with a securities brokerage firm, as determined by the Company (the “Plan Financial Agent”), in the name of the participant. By electing to participate in the Plan, a participant will be deemed to authorize the establishment of an account (the “Stock Account”) in his or her name with the Plan

Financial Agent selected by the Company. A participant may request that the Plan Financial Agent arrange, subject to any applicable fee, for the delivery to the participant or an account designated by the participant of some or all of the Common Stock held in the participant’s Stock Account. If the participant desires to sell some or all of his or her shares of Common Stock held in his or her Stock Account, he or she may do so either (i) by disposing of the shares of Common Stock through the Plan Financial Agent subject to any applicable fee, or (ii) through such other means as the Company may permit.

(b) Following termination of a participant’s employment with the Company and its Affiliates for any reason, the participant shall have a period of 30 days to notify the Plan Financial Agent whether such participant desires (i) to receive a certificate representing all shares then in the participant’s Stock Account with the Plan Financial Agent, (ii) to transfer the shares in the participant’s Stock Account to a securities account designated by the participant, or (iii) to sell the shares in the participant’s Stock Account through the Plan Financial Agent. If the terminated participant fails to file such notice with the Plan Financial Agent within 30 days after termination, he or she shall be deemed to have elected the alternative set forth in clause (i) above.

(c) Dividends credited to a participant’s Stock Account shall be paid periodically to a participant at such times as the Board or the Committee shall designate. Copies of annual reports, proxy statements and any other materials issued to shareholders of the Company generally will be mailed to a participant provided the balance in his or her Stock Account is one share of Common Stock or more. In the absence of timely instructions from a participant with respect to tenders or exchanges of shares of Common Stock, the Company and the Plan Financial Agent will be deemed authorized to tender or exchange the participant’s shares of Common Stock held in his or her Stock Account whenever the Company deems it to be in the best interest of the participant to do so.

13. WITHDRAWAL.

Each participant may withdraw from participation in the Plan by signing and delivering to the Plan Administrator a written notice to that effect on a form provided by the Company for such purpose. Upon withdrawal from this Plan, the participant’s participation in this Plan shall terminate, subject to Section 15. In the event a participant elects to withdraw from the Plan pursuant to this Section 13, he or she may not resume his or her participation in this Plan during the same Offering Period, but he or she may participate in any subsequent Offering Period by filing a new enrollment form in the same manner as set forth above for initial participation in this Plan.

14. TERMINATION OF EMPLOYMENT; LEAVE OF ABSENCE.

Termination of a participant’s employment with the Company and its Affiliates for any reason, including resignation, retirement termination or death, or the failure of a participant to remain an eligible employee, immediately terminates his or her participation in this Plan, subject to Section 15. For purposes of this Section 14, an employee will not be deemed to have terminated employment or failed to remain in the continuous employ of the Company in the case of any leave of absence approved by the Committee.

15. RETURN OF PAYROLL DEDUCTIONS.

In the event a participant’s participation in this Plan is terminated by withdrawal pursuant to Section 13 or termination of employment pursuant to Section 14, or in the event this Plan is terminated by the Board, the Company shall promptly deliver to the participant, or in the case of the participant’s death to his or her beneficiaries or heirs, all payroll deductions of the participant which have not yet been applied to the purchase of stock; provided, however, that if such withdrawal or termination of employment occurs later than the 15th day of the last month of an Offering Period (or if such date is not a business day, on the preceding business day), then such payroll deductions will be utilized to purchase Common Stock for the participant on the Purchase Date at the end of such Offering Period; provided, further, that upon termination of the Plan the Board may accelerate the Purchase Date. No interest shall accrue on the payroll deductions of a participant in this Plan.

16. CAPITAL CHANGES.

In the event of any change in corporate capitalization, such as a stock split or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company or sale of all or substantially all of the Company’s assets or stock then the Committee, in its sole discretion, shall make such equitable adjustments as it shall deem appropriate in the circumstances in the maximum number and kind of shares of stock subject to this Plan as set forth in Sections 1 and 2, the number and kind of shares subject to outstanding Options, and/or the Purchase Price. The determination by the Committee as to the terms of any of the foregoing adjustments shall be conclusive and binding.

17. NONASSIGNABILITY.

Neither payroll deductions credited to an Employee Account nor any rights with regard to the exercise of an Option or to receive shares under this Plan may be assigned, transferred, pledged, or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 23 hereof) by the participant. Any such attempt at assignment, transfer, pledge, or other disposition shall be void and without effect.

18. REPORTS AND STATUS OF ACCOUNTS.

Individual account records will be maintained for each participant’s Employee Account and Stock Account. The Plan Financial Agent shall send to each participant promptly after the end of each Offering Period a report of his or her account setting forth with respect to such Offering Period the number of shares purchased and the price per share thereof, and also setting forth the total number of shares then held in his or her Stock Account. Neither the Company nor any Designated Affiliate shall have any liability for any error or discrepancy in any such report.

19. NO RIGHTS TO CONTINUED EMPLOYMENT; NO IMPLIED RIGHTS.

Neither this Plan nor the grant of any Option hereunder shall confer any right on any employee to remain in the employ of the Company or any Affiliate or restrict the right of the Company or any Affiliate to terminate such employee’s employment. The grant of any Option hereunder during any Offering Period shall not give a participant any right to similar grants thereafter.

20. EQUAL RIGHTS AND PRIVILEGES.

All eligible employees shall have equal rights and privileges with respect to this Plan except as required by applicable law so that this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 or any successor provision of the Code and the related regulations. Any provision of this Plan which is inconsistent with Section 423 or any successor provision of the Code shall, without further act or amendment by the Company, the Board, or the Committee, be reformed to comply with the requirements of Section 423. This Section 20 shall take precedence over all other provisions in this Plan.

21. AMENDMENT OF PLAN.

The Board may amend this Plan in such respects as it shall deem advisable; provided, however, that stockholder approval will be required for any amendment that will increase the total number of shares as to which Options may be granted under this Plan or, but for such shareholder approval, cause this Plan to fail to continue to qualify as an “employee stock purchase plan” under Section 423 of the Code.

22. TERMINATION OF THE PLAN.

The Board may suspend or terminate this Plan at any time. Unless this Plan shall have been terminated by the Board, this Plan shall terminate on, and no Options shall be granted after, December 14, 2016. No Options shall be granted during any period of suspension of this Plan.

23. DESIGNATION OF BENEFICIARY.

(a) A participant may file a written designation on a form provided by the Company of a beneficiary who is to receive any cash and shares, if any, from the participant’s Employee Account and Stock Account under this Plan in the event of such participant’s death.

(b) Such designation of beneficiary may be changed by the participant at any time on a form provided by the Company for such purpose. In the event of the death of a participant and in the absence of a beneficiary validly designated under this Plan who is living at the time of such participant’s death, the Company shall deliver such cash or shares to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such cash or shares to the spouse or to any one or more dependents or relatives of the participant or, if no spouse, dependent, or relative is known to the Company, to such other person as the Company may in good faith determine to be an appropriate designee.

24. CONDITIONS UPON ISSUANCE OF SHARES; LIMITATION ON SALE OF SHARES.

Shares shall not be issued with respect to an Option unless the exercise of such Option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

25. PLAN DATES.

The effective date of the Plan is January 1, 2007. The first Offering Period under the Plan shall commence on January 1, 2007.